SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

-------------------------------------

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

-------------------------------------

Date of report (Date of earliest event reported): September 5, 2012

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23-2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The Fiscal Year 2012 Performance Share Plan (the “2012 Plan”) of USA Technologies, Inc. (the “Company”) provides that each executive officer will be awarded common stock in the event the Company achieves certain performance goals during the fiscal year ending June 30, 2012 relating to the following metrics: total number of connections; total revenues; operating expenses; and operating earnings. No awards would be made under the 2012 Plan if operating earnings for the 2012 fiscal year are not equal to or better than those during the 2011 fiscal year.

Based upon the financial results of the Company for the fiscal year ended June 30, 2012, the minimum threshold targets under the 2012 Plan relating to revenues and connections were met. As a result of the approximately $2.2 million of expenses incurred in connection with the proxy contest and related litigation and the $975,000 of expenses incurred in connection with the separation of the former Chief Executive Officer of the Company, operating earnings were less than those for the 2011 fiscal year and the minimum threshold targets under the 2012 Plan relating to operating expenses and operating earnings were not met.

On September 5, 2012, the Board of Directors of the Company approved the recommendation of the Compensation Committee that the expenses incurred in connection with the proxy contest and related litigation and the separation of the former Chief Executive Officer of the Company should be excluded from the operating expenses and operating earnings metrics under the 2012 Plan. The Compensation Committee and the Board did not believe that costs related to these unusual non-operating events should be included for purposes of evaluating operating performance under the 2012 Plan.

On this adjusted basis, operating earnings were better than those of the 2011 fiscal year and met the target goal under the 2012 Plan, and operating expenses met the maximum, distinguished target goal under the 2012 Plan, resulting in the award of 136,285 shares, as follows: Stephen P. Herbert, Chief Executive Officer- 96,201 shares; and David M. DeMedio, Chief Financial Officer- 40,084 shares.

Mr. Herbert's November 30, 2011 employment agreement with the Company provides that he will receive a cash bonus of $30,000 if the Company would achieve the minimum threshold target goals under the 2012 Plan, of $50,000 if the Company would achieve the target goals under the 2012 Plan, and of $75,000 if the Company would achieve the maximum distinguished target goals under the 2012 Plan. Based on performance against the 2012 Plan, on the adjusted basis approved by the Board of Directors described above, Mr. Herbert earned a cash bonus of $40,000.

On September 5, 2012, at the recommendation of the Compensation Committee, the Board of Directors adopted the Fiscal Year 2013 Performance Share Plan (the “2013 Plan”) covering the Company’s executive officers. Under the 2013 Plan, each executive officer would be awarded common stock in the event the Company achieves certain performance goals during the fiscal year ending June 30, 2013. The metrics under the 2013 Plan as well as the relative weightings of these metrics are identical to those originally set forth in the 2012 Plan.

If all of the target goals are achieved under the 2013 Plan, the executive officers would be awarded shares having the following value: Mr. Herbert – $275,000; and Mr. DeMedio – $100,000. If all of the minimum, threshold target goals are achieved, the executive officers would be awarded shares having the following value: Mr. Herbert – $75,000; and Mr. DeMedio – $25,000. If all of the maximum, distinguished target goals are achieved, the executive officers would be awarded shares having the following value: Mr. Herbert – $550,000; and Mr. DeMedio – $200,000.

On September 5, 2012, the Board of Directors approved the Compensation Committee's recommendation that Mr. Herbert would earn a cash bonus of $30,000 if he achieved minimum threshold target goals during the 2013 fiscal year, of $50,000 if he achieved target goals during the 2013 fiscal year, and of $75,000 if he achieved maximum distinguished target goals during the 2013 fiscal year. The specific performance goals to be utilized for purposes of Mr. Herbert's bonus plan are to be established by the Compensation Committee and approved by the Board.

On September 5, 2012, and in recognition of his successful leadership of the Company following the separation of the former CEO as well as his successful leadership in connection with the implementation of the Company's financial turnaround plan, the Board approved the recommendation of the Compensation Committee that Mr. Herbert be awarded 71,429 non-vested shares of common stock of the Company having a value of $100,000. These shares would become vested upon the attainment of various closing prices for thirty consecutive trading days at any time during the three year period following the award.  One-third of the shares would become vested if the closing price would be at least $2.00 per share, one-third would become vested if the closing price would be at least $2.25 per share, and one-third would become vested if the closing price would be at least $2.50 per share.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 11, 2012	USA TECHNOLOGIES, INC.

	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer